SCHEDULE A

(as amended on May 1, 2021 to add Rural America Growth & Income Fund)

Funds

Intermediate Bond Fund

Rural America Growth & Income Fund

HOMESTEAD FUNDS TRUST

By:
NAME:
TITLE:

RE ADVISERS CORPORATION

By:
NAME:
TITLE:

SCHEDULE B

(as amended on May 1, 2021 to add Rural America Growth & Income Fund)

Funds	Annual Fee Rate

Intermediate Bond Fund	0.60% of average daily net assets up to $500 million; 0.50% of average daily net assets up to the next $500 million; and 0.45% of average daily net assets in excess of $1 billion.
Rural America Growth & Income Fund	0.65% of average daily net assets up to $500 million; 0.50% of average daily net assets up to the next $500 million; and 0.40% of average daily net assets in excess of $1 billion.

HOMESTEAD FUNDS TRUST

By:
NAME:
TITLE:

RE ADVISERS CORPORATION

By:
NAME:
TITLE: